EXHIBIT 10.2

CONFIDENTIAL SETTLEMENT AND RELEASE OF CLAIMS AGREEMENT

THIS CONFIDENTIAL SETTLEMENT AND RELEASE OF CLAIMS AGREEMENT (“AGREEMENT”), effective on the last date executed below, is entered into between CANNAPHARMARX, INC., a Delaware corporation (“CPRx”), on behalf of itself, its officers, directors, owners, shareholders, employees, attorneys, representatives and agents (in their individual and representative corporate capacities), and CPRx’s parent, affiliated, predecessor, successor, subsidiary, and other related companies, including Golden Dragon Holding Co., CannaPharmaRX, Inc. (the privately-held Colorado corporation), and CPHR Acquisition Corp., a Delaware corporation (including their officers, directors, owners, shareholders, employees, attorneys, representatives and agents in their individual and representative corporate capacities), and each of them, jointly and severally (herein singularly and collectively called “the Company”), and KATHLEEN WOLFF, on behalf of herself and EveryStep Productions, LLC, as well as her heirs, executors, guardians, administrators, successors, and assigns, including Gary S. Scurka, her former spouse and business partner, and each of them, jointly and severally (herein singularly and collectively called “WOLFF”), who agree to be bound by all of the terms and conditions hereof.

WHEREAS, between approximately May 2014 through December 31, 2014, WOLFF provided consulting services to the Company through a company named EveryStep Productions, LLC, of which she is the sole member.

WHEREAS, while providing her services to the Company, WOLFF reported to Company officers, undertook such tasks as specifically requested by such officers, did not set policy, was not present for investment solicitations and, to the Company’s knowledge, did not make any material business decisions that were not specifically approved by an officer, director, or legal counsel of the Company.

WHEREAS, on or about April 28, 2015, CannaPharmaRx, Inc., a privately-held Colorado company (“CPRx-Colorado”), issued 350,000 Founders Shares of common stock to WOLFF, which were not certificated until on or about June 15, 2014.

WHEREAS, WOLFF claims to have entered into an Employment Agreement with the Company, which claim the Company denies.

WHEREAS, WOLFF has alleged various breach of contract, retaliation and constructive termination claims against the Company, which claims the Company denies.

WHEREAS, to avoid any further time commitment or legal expense, the Company and WOLFF (hereinafter collectively referred to herein as “the Parties”) now wish to resolve and settle amicably any and all of their differences of whatever kind or nature related to WOLFF’s consulting services to and separation from the Company as well as any other claim or matter through the Effective Date of this Agreement.

THEREFORE, in consideration of the mutual covenants and promises set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is hereby agreed by and between the Parties as follows:

1. Settlement Payment. CPRx agrees to pay WOLFF Fifty Thousand Dollars ($50,000.00) in cash, subject to Form 1099 reporting (the “Settlement Payment”). The Settlement Payment will be paid subject to the following terms and conditions and payment schedule:

(a)	Within three (3) business days of the Effective Date of this Agreement, CPRx will make an initial payment of $30,000.00 as follows—CPRx will pay WOLFF’s company, EveryStep Production, LLC, $18,000.00 by wire transfer via wire transfer instructions provided by WOLFF, and CPRx will pay $12,000.00 to Morgado, P.A., WOLFF’s legal counsel, to Morgado, P.A.’s operating account and by wire transfer via wire transfer instructions provided by Morgado, P.A. These payments, along with any payments made under this Agreement, will be subject to Form 1099 reporting to the entities that receive the funds. Therefore, those funds that WOLFF’s legal counsel receives by year end will be reported via Form 1099 to Morgado, P. A., and those funds that EveryStep Production, LLC receives by year end will be reported via Form 1099 to EveryStep Production, LLC. CPRx will not be reporting funds received by Morgado, P. A. as funds received by WOLFF or EveryStep Productions, LLC. Morgado P.A. and EveryStep Productions, LLC agree to provide their respective tax ID number, via a signed W-9, and the mailing address along with wire transfer instructions the Settlement Payments and reporting may be made accurately and timely.

(b)	CPRx will pay the remaining $20,000.00 of the Settlement Payment in five equal monthly installments of $4,000.00—by or on the first business day of each month beginning August 1, 2015, and as follows: CPRx will pay WOLFF’s company EveryStep Production, LLC $2,400.00 by wire transfer via wire transfer instructions provided by WOLFF, and CPRx will pay $1,600.00 to Morgado, P.A., WOLFF’s legal counsel, to Morgado, P.A.’s operating account and by wire transfer via wire transfer instructions provided by Morgado, P.A. All such payments will be subject to Form 1099 reporting.

(c)	CPRx agrees to pay WOLFF all remaining unpaid monthly payments in two separate lump-sum payments, broken out in the same percentage amounts set forth above and via wire transfer to WOLFF’s company EveryStep Production, LLC and Morgado, P.A., via their wire transfer instructions, within ten business days upon CPRx raising an aggregate of Seven Million Dollars and Zero Cents ($7,000,000.00) or more in permanent capital (for the sake of clarity, this would not include any capital raised via a debt instrument) after the Effective Date of this Agreement. Such payments will be subject to Form 1099 reporting.

(d)	WOLFF and EveryStep Production, LLC acknowledge and agree that they will be responsible for all federal, state, and local tax consequences and obligations related to the foregoing Settlement Payments made to them and they agree to indemnify, defend and hold harmless the Company from all such tax consequences and obligations for those Settlement Payments they receive.

2. Forfeiture. If WOLFF breaches any of her obligations under this Agreement, and fails to cure such breach to CPRx’s reasonable satisfaction within five (5) business days of her receipt of CPRx’s written notice of the breach, CPRx may immediately cease any payments still owed to WOLFF under Paragraph 1 of this Agreement and will be entitled to seek forfeiture and return by WOLFF, within fourteen (14) business days, of any portions of the Settlement Payment made to WOLFF previously under this Agreement, in addition to any other legal or equitable remedies available to CPRx under this Agreement or law. Likewise, if the Company breaches any of its obligations under this Agreement, or is late with any payment, and if the Company fails to cure such breach to WOLFF’s reasonable satisfaction within five (5) business days of receipt of WOLFF’s written notice of the breach, WOLFF may immediately take action against the Company for breach of the Agreement and WOLFF shall be entitled to keep in full any portions of the Settlement Payment WOLFF has received already under this Agreement.

3. Entire Amount of Monetary Consideration. The Parties agree that this Agreement sets forth the entire amount of monetary and other consideration to which WOLFF is entitled from the Company and that she will not seek any further compensation or monies of any kind or nature from the Company, including but not limited to back pay, severance pay, front pay, wages, overtime, vacation pay, bonuses, benefits, attorneys’ fees, costs, interest, damages (whether compensatory, punitive or otherwise), business expenses, or other monies.

4. Termination of Relationship. WOLFF acknowledges that any business, consultancy, or employment affiliation she may have had with the Company ended as of December 31, 2014. Unless the Company agrees in advance and in writing that WOLFF may submit an application for any consultancy or employment relationship with the Company, WOLFF agrees that she will not apply for, seek or accept any consultancy or employment relationship with the Company at any time, that the Company shall have no obligation to contract with, employ, or otherwise associate with her in the future, and that this Paragraph represents a valid, non-discriminatory, non-retaliatory reason to decline to consider her application and to refuse to contract with her, employ, or otherwise associate with her if she acts contrary to this Agreement.

5. No Use of Wolff Name or Likeness. The Company agrees that it will not intentionally or purposely use or mention Wolff’s name, image or likeness in any public context in relationship with the Company. This applies to documents, videos, public relations materials, press releases, website materials, investment solicitations, business pitches to investors, conversations with the media or in any other similar context other than communication regarding this settlement for purposes of accounting.

6. Representations and Warranties. WOLFF represents and warrants that she has not filed and there are not pending any charges, claims, suits, complaints or grievances against the Company with any federal, state, local or other governmental agency, or in any court of law, and has not suffered any work-related injury or illness within two years prior to the effective date of this Agreement. WOLFF acknowledges and agrees that she has been fully and properly paid for all hours in which she provided services to the Company. WOLFF has requested and received such information in connection with the execution of this Agreement as she believes to be necessary in order to make an informed decision to enter into this Agreement and to bind herself as set forth herein, and she has had an opportunity to discuss this information with her own advisors and consultants and obtain answers to any questions that she may have had. WOLFF further waives any claims for fraudulent inducement based on any misrepresentations or omissions by the Company in connection with this Agreement. In addition, the Company represents and warrants that its contract with EveryStep Productions LLC for the documentary film originally commissioned by Gary Herick and Malcom Gray, whose obligations and rights were later transferred to CannaPharmaRx but which was never signed by Mr. Gray, is void. as between the Company and EveryStep Productions (contract is attached to this Agreement as Exhibit A). WOLFF and/or EveryStep Productions and its current and/or affiliates or future partners and affiliates have no obligations to the Company regarding the contract.

7. Covenant Not to Sue. WOLFF agrees not to file any charges, claims, suits, complaints, or grievances against the Company with respect to any aspect of her affiliation with, or separation from, the Company, or with respect to any other matter whatsoever, whether known or unknown to her at the time of execution of this Agreement, with the exceptions of: (a) any claim that the Company breached its commitments or any representations under this Agreement; and (b) any claims that the law precludes her from waiving by agreement.

8. Covenant Not to Sue. The Company agrees not to file any charges, claims, suits, complaints, or grievances against the WOLFF or EveryStep Productions LLC with respect to any aspect of its affiliation with, or separation from, WOLFF, or with respect to any other matter whatsoever, whether known or unknown to her at the time of execution of this Agreement, with the exceptions of: (a) any claim that WOLFF breached her commitments under this Agreement; and (b) any claims that the law precludes it from waiving by agreement. SINCE THE COMPANY IS GIVING HER A RELASE OF CLAIMS IN PARAGRAPH 8.(b) BELOW, I AM OKAY WITH MAKING THIS COVENANT MUTUAL.

9. Release of Claims.

(a) Release by WOLFF. WOLFF acquits, releases, and forever discharges the Company of and from all, and in all manner of, actions and causes of action, suits, debts, claims, and demands whatsoever, in law or in equity, which she ever had, or may now have, with respect to any aspect of her affiliation with the Company, or with respect to any other matter whatsoever, whether known or unknown to her at the time of execution of this Agreement, including, but not limited to, claims for compensatory, actual, special, consequential, reliance, punitive, exemplary and/or other damages, including but not limited to claims for personal injuries, pain and suffering, emotional distress, health care expenses, back pay, front pay, separation pay, wages, benefits, attorney’s fees, costs, interest, other monies, but excluding: (i) any claim for breach of this Agreement; and (ii) any claims the law precludes her from waiving by agreement.

(b) Release by the Company. The Company acquits, releases, and forever discharges WOLFF, including EveryStep Productions, of and from all, and in all manner of, actions and causes of action, suits, debts, claims, and demands whatsoever, in law or in equity, which the Company ever had, or may now have, with respect to any aspect of its affiliation with WOLFF and/or EveryStep Productions, or with respect to any other matter whatsoever, whether known or unknown to the Company at the time of execution of this Agreement, including, but not limited to, claims for compensatory, actual, special, consequential, reliance, punitive, exemplary and/or other damages, including but not limited to claims for attorney’s fees, costs, or interest, but excluding: (a) any claim for breach of this Agreement; and (b) any claims the law precludes from waiving by agreement.

10. Laws Included in Release. WOLFF agrees that with the exception of any action for breach of this Agreement or that the law precludes her from waiving by agreement, her covenants and releases, as set forth in this Agreement, include a waiver of any and all rights or remedies which she ever had or may now have against the Company under any present or future federal, state, or local statute or law, including, but not limited to the Constitutions of the United States and the State of New Jersey, including its civil rights laws, its wage and equal pay laws, its whistleblower laws, its workers’ compensation laws, and any other claims for unpaid or delayed payment of any monies allegedly owed to WOLFF, as well as under Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000e, et seq.; the Civil Rights Act of 1866, 42 U.S.C. §1981; the Civil Rights Act of 1991, PL. 102-166; the ADEA and the Older Workers Benefit Protection Act, 29 U.S.C. §621, et seq.; the Americans with Disabilities Act, 42 U.S.C. §12101, et seq.; the FLSA and the Equal Pay Act of 1963, 29 U.S.C. §201, et seq.; the FMLA; the Employee Retirement Income Security Act, 29 U.S.C. §1001, et seq.; the Occupational Safety and Health Act of 1970, 29 U.S.C. §553, et seq.; the National Labor Relations Act, 29 U.S.C. §141, et seq.; COBRA; and any statutory amendments.

11. Waiver of Unknown Claims. The Parties intend that this Agreement shall bar each and every claim, demand, and cause of action hereinabove specified, whether known or unknown to them at the time of execution of this Agreement. As a result, they acknowledge that they might, in the future, discover claims or facts in addition to or different from those which they now know or believe to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected this settlement. Nevertheless, the Parties waive any right, claim, or cause of action that might arise as a result of such different or additional claims or facts.

12. Mutual Non-Disparagement and Non Admission. The Company and WOLFF agree not to make, publish or communicate publicly any false or intentionally disparaging remarks or statements about the other. For the Company and its related entities, such obligation will only apply to their then directors and officers while they are holding such positions with the Company. and that only the corporate entity, and not any individual officer or director, will be subject to breach of contract liability for a violation of this obligation under this Agreement. The Parties also agree that neither is admitting to any liability owed to the other.

13. Confidential Information and Trade Secrets. WOLFF acknowledges that the confidential information and trade secrets of the Company, including business and financial information, plans, ideas, programs, designs, drawings, methods, materials, equipment, customer lists, inventions, processes, files, materials, and the like, are valuable assets of the Company, the disclosure of which to those outside the Company could cause immediate and irreparable harm to the Company. WOLFF therefore agrees that except upon the prior written consent from the Company, she will not use, convey, or disclose to any person, corporation or entity any such confidential information or trade secrets that she may have acquired or gained access to while she was associated with the Company.

14. Non-Interference with WOLFF’s Legally Protected Rights. The Company and WOLFF understand and agree that nothing in this Agreement interferes with or in any way restricts the Parties’ legal rights to participate or cooperate truthfully in any inquiry, investigation or proceeding by any federal, state or local government agency charged with the enforcement of any laws. The Company and WOLFF agree that nothing in any provisions of this Agreement prohibit or restrict WOLFF from communicating with the SEC, the DOL, or any other governmental authority, making a report in good faith and with a reasonable belief of any violations of law or regulation to a governmental authority, or cooperating with or participating in a legal proceeding relating to any such violation. The Company and WOLFF agree, however, that WOLFF is releasing and waiving any right or demand to recover for herself (as WOLFF is defined in this Agreement) and from the Company any monetary damages, award, or other legal or equitable relief in connection with any such inquiry, investigation, or proceeding.

15. Return of Company Property. By or before the Effective Date of the Agreement, WOLFF shall return to the Company, in a manner and at a location as the Company directs, all property of the Company of any kind in her possession or under her control, including but not limited to all computers, laptops, computer passwords, phones, keys, credit cards, book displays, marketing materials), and any hard copies and electronic business records. By signing this Agreement, WOLFF acknowledges that she has not kept possession of, or deleted, destroyed, encrypted, downloaded, emailed, or copied, any of the Company’s electronic business information for any other purpose than to protect herself from any possible false claims in the future and has not and will not provide any such materials to any other person or persons other than 1.) her attorneys and 2.) those involved in an inquiry, investigation or proceeding by any federal, state or local government agency charged with the enforcement of any laws. Except as permitted in this paragraph, WOLFF agrees to be bound to the Confidential Information and Returning Company Documents obligations set forth in Sections 7.A and 7. B. of Exhibit B attached hereto and which are incorporated “as is” into this Agreement.

16. Cooperation in Legal Matters. WOLFF agrees that upon reasonable notice from government authorities, she will make herself available and cooperate with and assist, in connection with any proceeding before a federal, state, or local governmental agency, or in any arbitration or court of law, pertaining to any matter for which she has knowledge or information as a result of her affiliation with the Company. In the event that a subpoena or other lawful process is properly served on WOLFF requiring production or disclosure of information or documents concerning her or EveryStep Productions’ knowledge of or services to the Company, WOLFF or her legal counsel shall promptly notify the Company’s President in writing and will provide the President with copies of any subpoena or other process served on WOLFF or EveryStep Productions. WOLFF and/or EveryStep Productions shall thereafter make such documents available, at the Company’s expense and prior to their production, for inspection and copying by the Company at a reasonable time and place designated by the Company.

17. Adequate Consideration. WOLFF agrees that the covenants and promises made by her in this Agreement are in consideration of the payment and other promises made hereunder by the Company, which she acknowledges to be sufficient, just and adequate consideration for her covenants and promises. WOLFF further acknowledges that, but for her execution of this Agreement, she would not be entitled to the Settlement Payment being provided to her under this Agreement.

18. Non-Disclosure. The Parties agree not to disclose the terms of this Agreement publicly except as may be required by law, in any SEC filing or other similarly required public disclosure or release, or as the Company may reasonably need to do so for business purposes (such as in a discussion with a future investor or shareholder, etc.). WOLFF agrees not to disclose the terms of the Agreement to anyone other than her counsel, tax or financial advisors, immediate family members (spouse, children and parents), subject to each of their respective agreements to keep the terms strictly confidential and to not disclose the terms to any other person or entity.

19. Relief for Breach. The Parties agree that if either Party at any time asserts that any of the terms of this Agreement have been violated, that Party shall have the right to seek specific performance of such term or terms, appropriate injunctive relief to prevent a breach of the term or terms, and any other necessary and proper relief, including monetary damages, from any court of competent jurisdiction, and that the Prevailing Party (by court judgment, order, verdict or a private settlement) shall be entitled to recover their reasonable costs (including expert witness fees and discovery costs), expenses and attorney’s fees incurred in connection with any such legal and/or equitable action.

20. Governing Law and Interpretation. The Parties agree that this Agreement shall be construed in accordance with New Jersey law, that any action brought by any Party hereunder shall be instituted and maintained only in the appropriate federal or state court located in New Jersey where the Company maintains its headquarters, and that the Parties consent and agree to the personal jurisdiction and subject matter jurisdiction of either such court, and that this Agreement shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against any Party.

21. Modification, Waiver and Assignment. This Agreement shall not be changed, modified, terminated, canceled or amended except by a written instrument signed by both the Company and WOLFF. The failure to exercise or a delay in exercising, any right, remedy or power under this Agreement shall not operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy or power under this Agreement preclude any other or further exercise thereof. The Parties agree that the Company, but not WOLFF, may assign its rights and obligations under this Agreement without notice to or consent from WOLFF.

22. Notices. Any notices required or permitted to be given under this Agreement shall be in writing, sent by certified or registered mail, as follows:

To WOLFF:	To the Company:

Kathleen Wolff 3900 Fairfax Drive – Apt 1001 Arlington, VA 22203	CannaPharmaRx, Inc. Attn: President 1 Collins Drive Suite 100 Carney’s Point, NJ 08069-3640

23. Headings and Electronic Signature. The headings used in this Agreement are descriptive only, are for the convenience of identifying provisions, and are not determinative of the meaning or effect of any provision. The parties agree that hard copy and electronic copies of their signatures to this Agreement shall be deemed original signatures.

24. Entire Agreement. The Parties agree that this Agreement, together with its Exhibits, constitute the entire agreement between them and that except to the extent referred to herein or incorporated herein by reference, there exist no other agreements, oral or written, express or implied, relating to any matters covered by this Agreement, or relating to any other matter whatsoever, whether or not within the knowledge or contemplation of any of the Parties at the time of execution of this Agreement. For avoidance of doubt, any transactions involving the Company which relates to or affects WOLFF’s Founder Shares of common stock in CannaPharmaRx, Inc., a Colorado corporation, or its parent or any affiliate, are outside the scope of this Agreement.

25. Acknowledgement. WOLFF acknowledges and agrees:

(a)	She has had more than ample time within which to review and consider signing this Agreement;

(b)	She was advised and hereby is advised in writing to consult with an attorney of her choice (namely Dale James Morgado, Esq.), at her expense, prior to signing this Agreement;

(c)	She has read the terms of this Agreement, she agrees that this Agreement is written clearly and with language she understands, and she has knowingly, voluntarily and of her own free will agreed to the terms of this Agreement for the purpose of fully and finally compromising and settling any and all claims, disputed or otherwise, of any kind or nature that she ever had or may now have against the Company arising out of her association with and/or separation from the Company, and arising out of any other matter, whether known or unknown to her at the time of execution of this Agreement;

(d)	She is not waiving any claims or rights that may arise after the execution of this Agreement under the ADEA, or otherwise;

26. Effective Date. The Parties agree that the Effective Date of this Agreement shall be the last date that a Party to this Agreement enters its/her signature to this Agreement.

WHEREFORE, the Parties have read all of the foregoing, understand the same, and agree to all of the provisions contained herein.

CANNAPHARMARX, INC. (“CPRx”)		KATHLEEN WOLFF

By:	/s/ Gerry Crocker	By:	/s/ Kathleen Wolff
Kathleen Wolff, including for and on behalf of EveryStep Productions, LLC
Its:	CEO

Dated:	7/10/15	Dated:	7/9/15

THE COMPANY AS DEFINED IN THIS AGREEMENT, INCLUDING GOLDEN DRAGON HOLDING CO., CANNAPHARMARX, INC. (THE PRIVATELY HELD COLORADO CORPORATION), AND CPHR ACQUISITION CORP.

By:	/s/ Gerry Crocker
Its:
Authorized Representative

Dated:	7/10/15

EXHIBIT A

CONTRACTUAL AGREEMENT

Between EveryStep Productions LLC and Producers Gary Herick and J. Malcom Gray

This agreement relates to a documentary film of approximately 60-90 minutes in length whose focus is to record the formation of the company CannaPharmaRx Inc. The film is commissioned by Gary Herick, PO Box 5035, Edwards, Colorado, 81632 and J. Malcom Gray, 5100 Westheimer, Ste 540, Houston TX 77056 (Producers).

The film company is EveryStep Productions LLC, co-owned by Gary S. Scurka and Kathleen P. Wolff, 1400 Key Boulevard, Suite 100, Rosslyn, Virginia 22209 (Filmmakers).

Filmmakers and Producers agree that the following provisions incorporated into the contract to make the film, said contract being signed and dated May 13, 2014. Filmmakers and Producers agree that the terms of this agreement prevail over the terms of any other document relating to the referenced Work.

SCOPE OF WORK

Producers desire to have certain services and tasks performed as set forth below requiring the specialized skills, talents and other expertise of the Filmmakers. The completed results and product of the Filmmakers’ services shall be deemed the “Work.” The Work is specially ordered and commissioned by Producers for use in connection with the “Film” tentatively titled: “CannaPharmaRx”

The work to be performed by Filmmakers includes following and recording the activities of the founders of CannaPharmaRx as they build a pharmaceutical company which will manufacture and distribute pharmaceutical-grade medical marijuana products. The 60+ minute documentary will follow traditional documentary practices of recording events in real time, i.e., as they happen while simultaneously filming complementary images and interviews for context.

PURPOSE OF THE FILM

The film is being created for commercial purposes which may include any or all of the following: distribution for theatrical release, television broadcast, film festivals, online viewing and distribution via DVDs. Producers and Filmmakers agree they will promote the film through their own best efforts. Some expenses for the film will be paid by CannaPharmaRx in exchange for limited use of the raw footage for the creation of short films targeted toward investors of approximately 3-7 minutes in length. Some expenses may also be paid by the non-profit industry association, National Association of Cannabis Pharmacy (NACP) in exchange for brief videos to be used on its website for educational purposes. No other use of the film’s raw footage is permitted without the express written consent of Producers.

COMPLETION DATE

Producers must complete their contributions by December 1, 2014. Filmmakers agree to provide Producers with rough cut edit by December 31, 2014. Following Producers’ comments and any suggested changes; post production be completed by March 1, 2015. In the event Producers wish to include CannaPharmaRX developments that may arise past the December 1 deadline, Filmmakers and Producers will mutually agree on how to fund the project and extend deadlines accordingly.

If either of the parties fails to make a deadline for any reason, the Filmmakers and Producers will mutually agree, in writing, to extend the time for completion. Filmmakers will not be held responsible if, for reasons out of the Filmmakers’ control, including death, injury, acts of God or nature, the film is not completed time.

CREDIT

The Work shall contain the following credits: “Produced by Gary Herick and J. Malcom Gray,” “a Film by EveryStep Productions LLC,” “Directed by Gary Scurka,” “Director of Photography, Gary Scurka,” “Written by Kathleen Wolff and Gary Scurka,” “Narrated by Kathleen Wolff” and credits to other contributors pending.

DECISION MAKING

Business and other decisions affecting the Work shall be made jointly by Producers and Filmmakers. No sale, disposition, licensing or other agreement with a third party shall be valid without the written consent of the Producers and Filmmakers.

PAYMENTS

Producers agree to provide $80,000 in funding for the film, of which $30,000 will be paid to the Filmmakers in sums of $5,000 per month for 6 months on the following schedule:

June 1, 2014 (rescheduled to due June 15, 2014)

July 1, 2014

August 1, 2014

September 1, 2014

October 1, 2014

December 1 2014

Of the remaining $50,000, approximately $30,000 will be allocated for post-production, music and insurance. The remaining approximately $20,000 will be allocated for travel. A detailed budget is attached to this agreement.

In lieu of the funding provided, the Producers are entitled to 80% of all receipts generated by the film, including ticket sales, domestic and overseas distribution, DVD and merchandising. Ownership is detailed in the chart below.

Name of Member	Approximate % Ownership
GARY HERICK	40%
J. MALCOLM GRAY	40%
EVERYSTEP PRODUCTIONS, LLC	20%

Any subsequent movie rights will be split between the Producers and Filmmakers, 50/50.

Any tax information or other documents related to this agreement be exchanged directly between Producers and Filmmakers. Filmmakers agree to submit expense records for reimbursement within 30 days of the incurred expenses and Producers agree to reimburse those expenses within 30 days of filing official paperwork, Payments to Filmmakers should be made payable to EveryStep Productions LLC, E.J.N. 46-3387164, and mailed to 1400 Key Blvd Suite 100, Rosslyn Virginia, 22209.

NO PARTNERSHIP

Filmmakers and Producers are collaborating on this single Work. This agreement does not create a legal partnership relationship.

WARRANTIES AND INDEMNITIES

Producers and Filmmakers represent and warrant to each other that each is free to enter into this agreement, all contributions to the Work are original or all necessary permissions and releases will be obtained and paid for, and no intellectual property rights will be infringed upon or other laws violated. Errors and omissions insurance will be purchased with the funds provided for the film. However, Producers accept full responsibility for any legal fees required in connection with the production or showing of the film, including response to any legal inquiry or action that may arise related to the Work.

ASSIGNMENT, ENTIRETY OF AGREEMENT, GOVERNING, JURISDICTION AND MEDIATION

This agreement cannot be assigned or transferred without the written consent of the Filmmakers and Producers. This agreement constitutes the entire agreement between the Filmmakers and Producers. No modification shall be enforceable except in writing and signed by the Filmmakers and Producers hereto. This agreement shall be governed by the laws of the state of Virginia. In the event any dispute arising under this agreement results in litigation, arbitration or mediation, such action or proceeding shall be brought within the state or federal courts of Virginia.

SEVERABILITY

If any provision of this agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or application of this agreement which can be given effect without the invalid provisions or application, and to this end the provisions of this agreement are declared to be servable.

Signature:	/s/ Kathleen P. Wolff	Signature:	/s/ Gary Herick
Printed Name:	Kathleen P. Wolff, MFA	Printed Name:	Gary Herick
Date:	June 9, 2014	Date:	6-9-14

CONTRACTUAL AGREEMENT ADDENDUM

Between EveryStep Productions LLC, CannaPharmaRx, Inc.

and Producers Gary Herick and J. Malcom Gray

This addendum relates to the agreement regarding a documentary film of approximately 60-90 minutes in length whose focus is to record the formation of the company CannaPharmaRx Inc. The film, originally commissioned by Gary Herick, PO Box 5035, Edwards, Colorado 81632 and J. Malcom Gray, 5100 Westheimer, Ste-540, Houston TX 77056 (“Producers”).

The film company is EveryStep Productions LLC, co-owned by Gary S. Scurka and Kathleen P. Wolff, 1400 Key Boulevard, Suite 100, Rosslyn, Virginia 22209 (“Filmmakers”). A new party to the agreement is CannaPharmaRx, Inc. (“Company”) located at 1 Collins Drive, Suite 100 Carney’s Point NJ 08069.

Filmmakers and Producers agree that the rights and obligations of Producers being transferred entirely to the Company. All of the provisions incorporated into the contract to make the film, said contract being originally signed and dated May 13, 2014 remain the same with the following exceptions:

PURPOSE OF THE FILM

The National Association of Cannabis Pharmacy (NACP), which was established through funding from CannaPharmaRx, will have no rights to this project for any purpose as the brief videos commissioned for its website were cancelled at its request and at the date of this addendum, the organization and its website no longer exist.

COMPLETION DATE

The completion date is now at the discretion of CannaPharmaRx and EveryStep Productions. Parties agree that the delivery date for a completed piece may be well into the future after the Company achieves a high degree of profitability and public recognition.

CREDIT

The Work shall contain no credits to the original Producers.

PAYMENTS

While all payments and fees are the same, the ownership chart is modified below for avoidance of doubt.

Name of Member	Approximate % Ownership
CANNAPHARMARX, INC.	80%
EVERYSTEP PRODUCTIONS LLC	20%

ASSIGNMENT, ENTIRETY OF ADDENDUM AND AGREEMENT

This addendum and agreement cannot be assigned or transferred without the written consent of the Filmmakers and Company. This addendum combined with the original agreement constitutes the entire agreement between the Filmmakers and Company. No modification shall be enforceable except in writing and signed by the Filmmakers and Company hereto.

Signature:	/s/ Kathleen P. Wolff	Signature:	/s/ Gary Herick
Printed Name:	Kathleen P. Wolff, EveryStep LLC	Printed Name:	Gary Herick
Date:	December 3, 2014	Date:	December 3, 2014

Signature:		Signature:	/s/ Gerry Crocker
Printed Name:	Malcolm Gray	Printed Name:	Gerry Crocker, CannaPharmaRx
Date:	December 3, 2014	Date:	December 3, 2014

EXHIBIT B

7. Confidentiality, Return of Property, and Covenant Not to Compete.

A. Confidential Information.

(1) Company Information. The Company agrees that it will provide the Executive with Confidential Information, as defined below, that will enable the Executive to optimize the performance of the Executive’s duties to the company. In exchange, the Executive agrees to use such Confidential Information solely for the Company’s benefit. The Company and the Executive agree and acknowledge that its provision of such Confidential Information is not contingent on the Executive’s continued employment with the company. Notwithstanding the preceding sentence, upon the termination of the Executive’s employment for any reason, the Company shall have no obligation to provide the Executive with its Confidential Information. “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products services, customer lists and customers (including, but not limited to, customers of the Company on whom the Executive called or with whom the Executive became acquainted during the term of the Executive’s employment), markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing finances or other business information disclosed to the Executive by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment. Confidential Information does not include any of the foregoing items which has become publicly known and made generally available through no wrongful act of the Executive or of others who were under confidentiality obligations as to the item or items involved or improvements or new versions.

The Executive agrees at all times during the Term and thereafter, to hold in strictest confidence, and not to use, except for the exclusive benefit of the Company, or to disclose to any person or entity without written authorization of the Board of Directors of the Company, any Confidential Information of the Company.

(2) Former Employer Information. The Executive agrees that he will not, during her employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former employer or other person or entity and that the Executive will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

(3) Third Party Information. The Executive recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s party to maintain the confidentiality of such information and to use it only for certain limited purposes. The Executive shall hold all such confidential or proprietary information in the strictest confidence and not disclose it to any person or entity or use it except as necessary in carrying, out the Executive’s work for the Company consistent with the Company’s agreement with such third party.

B. Returning Company documents. At the time of leaving the employ of the Company, the Executive will deliver to the Company (and will not keep in the Executive’s possession) specifications, drawings blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by the Executive pursuant to the Executive’s employment with the Company or otherwise belonging to the Company, its successors or assigns.